Exhibit 3.33
ARTICLES OF INCORPORATION
OF
EMERALD MARKETING, INC.
We, the undersigned natural persons of the age of 21 years or more, at least two of whom are citizens of the State of Texas, acting as incorporators of a corporation (the "Corporation") under the Texas Business Corporation Act (the "Act"), do hereby adopt the following articles of incorporation for the Corporation.
ARTICLE ONE
The name of the Corporation is Emerald Marketing, Inc.
ARTICLE TWO
The period of its duration is perpetual.
ARTICLE THREE
Section 1. The purpose for which the Corporation is organized is to engage in any lawful business or activity, subject to the limitations hereinafter set forth in section 2 of this article.
Section 2. Nothing in this article is to be construed as authorizing the Corporation to transact any business in the State of Texas expressly prohibited by any law of the State of Texas, or to engage in any activity in the State of Texas which cannot lawfully be engaged in by a corporation incorporated under the Act or which cannot lawfully be engaged in without first obtaining a license under the laws of the State of Texas and which license cannot be granted to a corporation organized under the Act, or to operate in Texas any of the businesses referred to in section B(4) of article 2.01 of the Act, or to take any action in violation of any of the laws referred to in section c of article 2.02 of the Act.
ARTICLE FOUR
Authorized Shares
The aggregate number of shares which the Corporation shall have authority to issue is 1,000,000 shares of common stock having a par value of $1.00 per share (the "Common Stock").
ARTICLE FIVE
Restriction on Commencement of Business
The Corporation will not commence business until it has received for the issuance of its shares consideration of the value of $1,000.00, consisting of money, labor done or property actually received.
ARTICLE SIX
Registered Office and Registered Agent
The post office address of the registered office of the Corporation is:
350 N. St. Paul St., Ste. 2900
Dallas, Texas 75201-4234
and the name of its registered agent at such address is:
CT Corporation System

ARTICLE SEVEN
Board of Directors
Section 1. Initial board of directors. The number of directors constituting the initial board of directors of the Corporation is three. No director need be a resident of the State of Texas or a shareholder of the Corporation.
Section 2. Names and addresses. The names and addresses of the persons who are elected to serve as directors of the Corporation until the first annual meeting of shareholders, or until their successors shall have been elected and qualified, are:

Name	Address
James E. Sadler	One Greenway Plaza East Suite 300 Houston, Texas 77046
F. W. Weathers	One Greenway Plaza East Suite 300 Houston, Texas 77046
Ronald J. Spillers	One Greenway Plaza East Suite 300 Houston, Texas 77046
Section 3. Increase or decrease in number of directors. The number of directors may be increased or decreased from time to time, pursuant to any bylaws duly adopted for the Corporation, or by reason of any amendment thereto, but no decrease shall have the effect of shortening the term of any incumbent director. In the absence of a contrary bylaw fixing the number of directors, the number shall be three.
ARTICLE EIGHT
Provisions for regulation of the Internal Affairs of the Corporation
Provisions for the regulation of the internal affairs of the Corporation shall include the following, but such enumeration is not in limitation of the powers of the shareholders or the board of directors to formulate in the bylaws, by resolution, or in other proper manner other lawful provisions not inconsistent with these articles:
Section 1. Voting.

(a)	Each outstanding share, regardless of class, shall be entitled to one vote on each matter submitted to a vote at a meeting of shareholders.

(b)
At each election for directors every shareholder entitled to vote at such election shall have the right to vote, in person or by proxy, the number of shares owned by him for as many persons as there are directors to be elected and for whose election he has a right to vote. The right of cumulative voting is hereby specifically denied.

Section 2. Bylaws. The board of directors shall adopt the initial bylaws, and may from time to time alter, amend or repeal such bylaws or adopt new bylaws, and the acceptance by any person of shares of stock of the Corporation shall operate as a delegation by such person to the directors of the power to adopt, amend, alter and repeal such bylaws; but the shareholders may alter, amend or repeal any bylaws adopted by the board of directors or may adopt new bylaws, and may revoke any powers delegated to the directors by this section.
Section 3. Denial of preemptive rights. No holder of securities of the Corporation shall have any preemptive right to acquire any shares or securities of any kind, whether now or hereafter authorized, which may at any time be issued, sold, or offered for sale by the Corporation.

ARTICLE NINE
Incorporators.
The names and addresses of the incorporators of the Corporation are:

Name	Address
John Moore	1100 Esperson Buildings Houston, Texas 77002
Roger T. Baker	1100 Esperson Buildings Houston, Texas 77002
Darrel A. Rice	1100 Esperson Buildings Houston, Texas 77002

IN WITNESS WHEREOF, we have hereunto set our hands on this the 19th day of March, 1974.
/s/ John Moore
John Moore, Incorporator

/s/ Roger T. Baker
Roger T. Baker, Incorporator

/s/ Darrel A. Rice
Darrel A. Rice, Incorporator

THE STATE OF TEXAS    §
COUNTY OF HARRIS    §
I, Annette Smith, a notary public do hereby certify that on this 19th day of March, 1974, personally appeared before me John Moore, Roger T. Baker, and Darrel A. Rice, who being by me first duly sworn, declared that they are the persons who signed the foregoing document as incorporators, and that the statements therein contained are true.
By: /s/ Annette Smith
Annette Smith
Notary Public in and for Harris County, Texas
My Commission Expires June 1, 1975